Exhibit 99.2

1 // 1 Piedmont Tennessee LDC: Transaction Summary ▪ On July 29, 2025, Duke Energy announced the sale of its Piedmont Natural Gas Tennessee local distribution company (LDC) business to Spire for approximately $2.48 billion in cash ▪ Sale price represents a 1.8x multiple of 2024 year - end rate base and a 24x multiple of 2024 earnings – a significant premium to Duke Energy’s common stock ▪ ~$800 million of proceeds will be used to offset debt at Piedmont to maintain its capital structure ▪ Expect to utilize existing tax credits to offset a majority of cash taxes resulting from the transaction ▪ Net proceeds of $1.5 billion help efficiently fund $83 billion five - year capital plan Transaction Overview ▪ Transaction subject to approval by the Tennessee Public Utility Commission and the expiration of the waiting period under the Hart - Scott - Rodino Act ▪ Expect transaction to close in Q1 2026 Closing Conditions ▪ Duke Energy is reaffirming its 2025 adjusted EPS guidance range of $6.17 to $6.42 and its long - term adjusted EPS growth rate of 5 - 7% through 2029 off the 2025 midpoint of $6.30 ▪ After - tax proceeds of $1.5 billion satisfy the vast majority of common equity needs through 2026 ▪ No change to $6.5 billion equity plan: Use of Proceeds and Additional Information ($ million) $500 2025 YTD ATM issuances $1,500 Asset sale proceeds $4,500 Remaining DRIP/ATM $6,500 2025 - 2029 Equity Need

Non-GAAP financial Measures

This document includes a reference to the forecasted 2025 adjusted EPS guidance range of $6.17 to $6.42 and its long-term range of annual growth of 5% to 7% through 2029 off the midpoint of 2025 adjusted EPS guidance range of $6.30. Forecasted adjusted EPS is a non-GAAP financial measure as it represents basic EPS from continuing operations available to Duke Energy Corporation common stockholders (GAAP reported EPS), adjusted for the per share impact of special items. Special items represent certain charges and credits, which management believes are not indicative of Duke Energy's ongoing performance. Due to the forward-looking nature of this non-GAAP financial measure for future periods, information to reconcile it to the most directly comparable GAAP financial measure is not available at this time, as management is unable to project all special items for future periods, such as legal settlements, the impact of regulatory orders or asset impairments.

Forward-Looking Information

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are based on management's beliefs and assumptions and can often be identified by terms and phrases that include "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will," "potential," "forecast," "target," "guidance," "outlook" or other similar terminology. Various factors may cause actual results to be materially different than the suggested outcomes within forward-looking statements; accordingly, there is no assurance that such results will be realized.
Additional risks and uncertainties are identified and discussed in the Duke Energy Registrants' reports filed with the SEC and available at the SEC's website at sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than described. Forward-looking statements speak only as of the date they are made and the Duke Energy Registrants expressly disclaim an obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DUKE ENERGY.
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